EXHIBIT 10.5

SEVENTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Seventh Amended and Restated Employment Agreement (“Agreement”) is effective May 1, 2023 (the “Amendment Effective Date”) by and between Enviva Management Company, LLC, a Delaware limited liability company (the “Company”), and William H. Schmidt, Jr. (“Employee”) and supersedes and replaces in its entirety the Sixth Amended and Restated Employment Agreement (the “Prior Agreement”) entered into as of June 4, 2022 by and between the Company and Employee.
1.Employment; Duties and Responsibilities. During the period commencing on the Amendment Effective Date and for the duration of the Employment Period (as defined in Section 4 below), the Company shall continue to employ Employee as a Senior Advisor (“Position”). In the Position Employee will support various Enviva departments by advising on strategic decisions related to business development, with a focus on mergers and acquisitions; Employee does not have the authority to bind the Company and will not hold himself out as having authority to bind the Company. Employee will report directly to Jason Paral, General Counsel. Additionally, from time to time, Employee may be requested to work with or present to other Enviva leadership and the Board of Directors. Employee may attend weekly ExCom and Senior Staff meetings. The parties acknowledge that Employee’s position will involve the practice of law.
2.Non-Exclusivity of Employment.
(a)Employee should be reasonably available to perform the responsibilities of the Position. Employee may hold other employment and consulting positions, so long as they do not conflict with Employee’s obligations in this Section 2(a) and Sections 8, 9, and 10 below of this Agreement.
(b)Employee represents and covenants that Employee is not the subject of or a party to any employment agreement, non-competition or non-solicitation covenant, non-disclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Employee from executing this Agreement and fully performing Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Employee hereunder.
(c)Employee acknowledges and agrees that Employee owes the Company and its Affiliates fiduciary duties, including duties of care, loyalty, fidelity, and allegiance, such that Employee shall act at all times in the best interests of the Company and its Affiliates and shall not appropriate any business opportunity of the Company or its Affiliates for Employee. Employee agrees that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company and its Affiliates under common law.
3.Compensation.
(a)Base Salary. As of the Amendment Effective Date, Employee’s annualized base salary shall be $100,000 (the “Base Salary”) for time worked up to and including 5 hours/week. The Base Salary shall be provided in consideration for Employee’s performance in the Position and is payable on a biweekly basis ($3,846.15 per pay period) in conformity with the Company’s customary payroll practices. The Position is exempt from overtime.
(b)Bonus. During the Employment Period, Employee shall receive bonuses based on time worked per week in excess of 5 hours (“Bonus Hours”) as follows:

Hours Worked in Excess of 5 Hours in a Week	Bonus Paid
More than 0 hours and up to and including 5 hours	$2,500
More than 5 hours and up to and including 10 hours	$5,000
More than 10 hours and up to and including 15 hours	$5,000

Bonus Hours are additive to the Base Salary and shall be paid in arrears. Employee shall provide a log of all Bonus Hours worked during the calendar quarter to the General Counsel no later than the 10th calendar day following the close of the calendar quarter during which the Bonus Hours were worked. At Company’s sole discretion, Bonus Hours may be paid in cash, fully vested shares of the Company’s common stock, par value $0.001 per share (“Stock”), or in a combination of the two forms. To the extent paid in cash, the bonus shall be paid within 30 days of receipt of the log. To the extent paid in Stock, (i) the shares shall be issued within 45 days of receipt of the log and (ii) the price of the shares will be equal to the twenty (20) day volume weighted average closing price of such EVA shares on the New

York Stock Exchange (or such other national securities exchange on which EVA shares are then traded) as of the last trading day prior to the date such shares trade “ex-div” in respect of the applicable calendar quarter in which the Bonus Hours were performed. The Position is not eligible to participate in any of Enviva’s other bonus plans.
(c)401(k), Benefits, and Equity. As a part-time associate, Employee is only eligible to participate in the Company’s 401(k) plan. All other benefits (e.g., medical, dental, vision, etc.) will cease on the Amendment Effective Date, at which time, Employee will be eligible for continuing benefits under COBRA (additional information and enrollment forms will come via a separate mailing). Employee is not eligible for future LTIP grants other than the payment of Bonus Hours through the issuance of Stock as described in Section 3(b) above.
(d)Location of Work. Employee may work remotely.
4.Term of Employment. Notwithstanding Section 6(a), the current term of Employee’s employment under this Agreement is the period commencing on the Amendment Effective Date and ending May 1, 2024 (the “Current Term”), unless ended earlier as permitted by this Agreement. The term of this Agreement shall continue on a month-to-month basis following the expiration of the Current Term until the 30th day following the date on which either party provides the other party with written notice of termination. Employee’s employment pursuant to this Agreement is at-will and may be terminated at any time in accordance with Section 7. The period from the Amendment Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.” Employee’s last day as an employee of the Company is the “Termination Date.”
5.Reimbursement of Business Expenses. The Company agrees to reimburse Employee for Employee’s reasonable business-related expenses incurred at the direction of the General Counsel and for the performance of the Position; provided that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time-to-time. Any reimbursement of expenses under this Section 5 shall be made by the Company in accordance with its business expense reimbursement policy in place at the time; provided, however, that, upon the termination of Employee’s employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of such termination (or, if earlier, prior to the date of Employee’s death) to the extent such payment delay is required under Section 409A(a)(2)(B) of the Internal Revenue Code. In no event shall any reimbursement be made to Employee for such expenses incurred after the date that is five years after the date of the termination of Employee’s employment with the Company. Employee is not permitted to receive a payment in lieu of reimbursement under this Section 5.
6.Severance Under Prior Agreement
(a)Employee’s “Separation from Service”. The parties acknowledge and agree that the level of services reasonably anticipated to be performed by Employee following the Amendment Effective Date will be less than 25% of the average level of bona fide services provided in the immediately preceding 36 months resulting in a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the Prior Agreement. Consequently, upon entry into this amended Agreement, Employee will become entitled to receive the Severance Payment under Section 6(f)(ii) of the Prior Agreement. Company and Employee acknowledge and confirm Employee’s right to the Severance Payment exists and Company waives the formality of Employee providing notice as required by the Prior Agreement. Sections 6(b)-(e) of this Agreement are the agreement between Parties regarding timing and payment of the Severance Payment.
(b)Release. Employee acknowledges that to be paid the Severance Payment in the Prior Agreement, Employee must execute the Release attached hereto as Attachment A. If Employee does not execute and return the Release to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any payments and vesting pursuant to Section 6(c) of this Agreement. As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days after the Amendment Effective Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. In addition, the Company may again deliver the Release for execution by the Employee following the Termination Date (the “Confirming Release”) and otherwise in accordance with this Section 6(b) except that the Confirming Release will be delivered to Employee no later than 7 days following the Termination Date. Severance Payment installments will not be halted or delayed during any review or revocation periods associated with the Confirming Release, however, if the Confirming Release is not timely executed (or is revoked) any remaining installments of the Severance Payment will not be payable and will be forfeited and null and void.

(c)Severance Payment and LTIP Vesting.
(i)Salary and Prorated Target Annual Bonus Payments.
(A)Company shall pay the Severance Payment in accordance with Section 6(f)(ii)(A) of the Prior Agreement and use the Amendment Effective Date for the purposes of timing the payment of the Severance Payments.
(1)Employee’s Severance Payment shall be the gross total of $1,400,000, which is the sum of his Base Salary ($525,000), Target Annual Bonus ($656,250), and prorated Target Annual Bonus for 2023 ($218,750). This payment shall be subject to required taxes and withholdings.
(B)Employee’s COBRA Continuation Period, as defined and discussed in the Prior Agreement in Section 6(f)(ii)(C) shall be 18 months (not 12 months), with all other terms and conditions in the Section remaining the same.
(ii)Outstanding Award Grants. All outstanding awards granted to Employee pursuant to the LTIP prior to the Amendment Effective Date that remain unvested as of the Amendment Effective Date shall immediately become fully vested as of the Amendment Effective Date; provided, however, that with respect to any such LTIP awards that were granted subject to a performance requirement (other than continued service by Employee) that has not been satisfied and certified by the Board (or a committee thereof) as of the Amendment Effective Date, then such LTIP award shall become vested as of the Amendment Effective Date based on target performance.
7.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean Employee’s:
(i)material breach of any policy established by the Company or any of its Affiliates that (x) pertains to health and safety and (y) is applicable to Employee;
(ii)engaging in acts of disloyalty to the Company or its Affiliates, including fraud, embezzlement, theft, commission of a felony, or proven dishonesty; or
(iii)willful misconduct in the performance of, or willful failure to perform a material function of, Employee’s duties under this Agreement.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment without Cause, at any time and for any reason or no reason at all, with 30 days’ written notice to Employee. If Company terminates Employee’s employment under this Section 7(b) during the Current Term, it shall pay the difference, if any, between $100,000 less the Base Salary earned and paid (including the amount owed in arrears for the final week(s) of work) under Section 3(a) between the Amendment Effective Date and the Termination Date. The payment in this Section 7(b) shall be paid on the Company’s second regular payroll date after the Termination Date.
(c)Death or Disability. Employee’s employment with the Company shall terminate upon the death or Disability of Employee. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s Position, with reasonable accommodation (if applicable), due to an illness or physical or mental impairment or other incapacity that continues for a period in excess of 90 days, whether consecutive or not, in any period of 365 consecutive days. The determination of a Disability will be made by the Company after obtaining an opinion from a doctor of the Company’s choosing. Employee agrees to provide such information and participate in such examinations as may be reasonably required by said doctor in order to form his or her opinion. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.
(d)Employee’s Right to Terminate for Convenience. Employee shall have the right to terminate his employment with the Company for convenience with 30 days’ written notice to the General Counsel; provided that if Employee provides a notice of termination pursuant to this Section 7(d), the Company may designate an earlier termination date than that specified in Employee’s notice.
(e)Effect of Termination. Regardless of the reason for the Employment Period terminating, the following shall occur: all compensation and 401(k) benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee shall be entitled to (x) payment of all earned, unpaid Base Salary within 30 days of Employee’s last day of employment, or earlier if required by law, (y) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement, and (z) payment of all earned, unpaid Bonus Hours in accordance with Section 3(b).
8.Conflicts of Interest; Disclosure of Opportunities. Employee agrees that Employee shall promptly disclose to the General Counsel any conflict of interest involving Employee upon Employee becoming aware of such conflict. Employee further agrees that, for one year after the Amendment Effective Date, Employee shall offer to the Company and its Affiliates, as applicable, all business opportunities relating to the acquisition, development, ownership, and operation of facilities that collect, process, and transform wood-based biomass into renewable energy feedstock, including wood pellets, regardless of where such business opportunities arise.
9.Confidentiality. Employee acknowledges and agrees that, in the course of Employee’s employment with the Company, Employee has been provided with and had access to (and, during the Employment Period, Employee will continue to be provided with, and have access to) valuable Confidential Information (as defined below). In consideration of Employee’s receipt of and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment hereunder, Employee agrees to comply with this Section 9.
(a)Employee covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any Person and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. Employee shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The covenants in this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.
(b)Notwithstanding Section 9(a), Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other executives or employees of the Company or its Affiliates who have a need to know the information in connection with the business of the Company or its Affiliates;
(ii)disclosures and uses that are incidental to Employee’s provision of services to the Company and its Affiliates consistent with the terms of this Agreement or that are approved by the General Counsel;
(iii)disclosures for the purpose of complying with any applicable laws or regulatory requirements; or
(iv)disclosures that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law.
(c)Upon the end of Employee’s employment with the Company and at any other time upon request of the Company, Employee shall surrender and deliver to the Company all documents (including electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Employee’s possession and shall not retain any such document or other material. Within 10 days of any such request, Employee shall certify to the Company in writing that all such materials have been returned to the Company.
(d)All non-public information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during the period Employee is or has been employed or affiliated with the Company or any of its Affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business or properties, products, or services (including all such information relating to corporate opportunities, business plans, trade secrets, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voicemail, electronic databases, maps, drawings, architectural renditions, models, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression are and shall be the sole and exclusive property of the Company or its Affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.
(e)Nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities, (iii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (y) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law, or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Employee to obtain prior authorization from the Company or its Affiliates before engaging in any conduct described in this Section 8(e), or to notify the Company or its Affiliates that Employee has engaged in any such conduct.
10.Non-Competition; Non-Solicitation.
(a)The Company shall continue to provide Employee access to Confidential Information for use only during the period of Employee’s employment with the Company, and Employee acknowledges and agrees that the Company will be entrusting Employee, in Employee’s Position, with continuing to develop the goodwill of the Company, and in consideration thereof and in consideration of the continued access to Confidential Information, and as a condition of Employee’s employment hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and are material and substantial parts of this Agreement intended and necessary to protect the Company’s legitimate business interests, including the preservation of its Confidential Information and goodwill.
(b)Employee agrees that, during the periods set forth in Section 10(c) below, Employee shall not, without the prior written approval of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of whatever nature:
(i)engage or participate within the Market Area in competition with the Company in any business in which either the Company or its Protected Affiliates engaged in, or had plans to become engaged in of which Employee was aware during the period of Employee’s employment with the Company or the period set forth in Section 10(c) below, which business includes the acquisition, development, ownership, and operation of facilities that collect, process, and transform wood-based biomass into renewable energy feedstock, including wood pellets (the “Business”). As used herein, the term “Protected Affiliates” means any Affiliate of the Company for which Employee provided services during the period of Employee’s employment with the Company, or about which Employee obtained Confidential Information during the period of Employee’s employment with the Company.
(ii)appropriate any Business Opportunity of, or relating to, the Company or its Affiliates located in the Market Area, or engage in any activity that is detrimental to the Company or its Affiliates or that limits the Company’s or an Affiliate’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to the Company or its Affiliates; or

(iii)solicit any employee of the Company or its Affiliates to terminate his or her employment therewith.
(c)Timeframe of Non-Competition and Non-Solicitation Agreements.
(i)Non-Competition. Employee agrees that the non-competition covenants of Section 10(b)(i) and (ii) shall be enforceable for one year following the Amendment Effective Date.
(ii)Non-Solicitation. Employee agrees that the non-solicitation covenant of Section 10(b)(iii) is enforceable during the period that Employee is employed by the Company. Starting the day of Employee’s Termination Date, the non-solicitation covenants shall continue one full month (e.g., if the Termination Date is the 12th, then one full month is until the 12th of the following month) for each full month Employee works, with a maximum continuation of six months, regardless of the reason for Employee’s termination.
(d)Because of the difficulty of measuring economic losses to the Company and its Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company and its Affiliates for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company and its Affiliates, in the event of breach by Employee, by injunctions and restraining orders and that such enforcement shall not be the Company’s and its Affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and its Affiliates, both at law and in equity.
(e)The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant (or any portion thereof) shall not affect the provisions of any other covenant (or any portion thereof). Moreover, in the event any court of competent jurisdiction or arbitrator, as applicable, shall determine that the scope, time, or territorial restrictions set forth in this Section 10 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court or arbitrator deems reasonable, and this Agreement shall thereby be reformed.
(f)For purposes of this Section 10, the following terms shall have the following meanings:
(i)“Business Opportunity” shall mean any commercial, investment, or other business opportunity relating to the Business.
(ii)“Market Area” shall mean any location or geographic area within 75 miles of a location where the Company or its Affiliates conducts Business, or has plans to conduct Business of which Employee is aware, during the period of Employee’s employment with the Company.
(g)All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
11.Ownership of Intellectual Property. Employee agrees that the Company or its applicable Affiliate shall own, and Employee hereby assigns, all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, and information authored, created, contributed to, made, or conceived or reduced to practice, in whole or in part, by Employee during the period that Employee is or has been employed or affiliated with the Company or any of its Affiliates that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to the Company’s or any of its Affiliates’ business or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s or its Affiliates’ equipment, supplies, facilities, or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee will promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period that Employee is or has been employed by the Company or any of its Affiliates and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company to assist the Company or its applicable Affiliate, at the Company’s or such Affiliate’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
12.Arbitration.
(a)Subject to Section 12(d), any dispute, controversy, or claim between Employee and the Company or any of its Affiliates arising out of or relating to this Agreement or Employee’s employment with the Company or services provided to any Affiliate of the Company will be finally settled by arbitration in New York, New York before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.
(b)Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony, and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony, and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final and binding upon the disputing parties, and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.
(c)Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.
(d)Notwithstanding Section 12(a), an application for emergency or temporary injunctive relief by either party (including any such application to enforce the provisions of Sections 8, 9, or 10 herein) shall not be subject to arbitration under this Section 12; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.
(e)By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(f)Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
13.Defense of Claims. Employee agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Employee will cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Employee’s actual or prior areas of responsibility, except if Employee’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section 13, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.
14.Withholdings. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
15.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder,” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Unless the context requires otherwise, all references herein to an agreement, instrument, or other document shall be deemed to refer to such agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
16.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to the conflict of law principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in New York, New York. Parties are specifically identifying and agreeing to applicable laws because Employee is permitted to work remotely. Parties agree Employee’s employment is subject to laws and jurisdictions in this Section 16. Employee acknowledges and agrees that the Severance Payments are in-lieu of any statutory severance to which Employee may be or may become entitled and that, unless otherwise required by applicable law, Employee will not receive, and is not entitled to receive, any additional severance, termination or garden leave benefits other than the Severance Payments described in this Agreement.
17.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 17, all understandings and agreements preceding the Amendment Effective Date and relating to the subject matter hereof (including the Prior Agreement) are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Employee’s employment (including Employee’s compensation) with the Company or any of its Affiliates. Employee acknowledges and agrees that the Prior Agreement is hereby terminated and has been satisfied in full (except as accounted for in Section 6 this Agreement), as has any other employment agreement between Employee and the Company or any of its Affiliates. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all sums and compensation that Employee has been owed, is owed, or ever could be owed pursuant to the agreement(s) referenced in the previous sentence and for services provided to the Company and any of its Affiliates through the date that Employee signs this Agreement, with the exception of any unpaid base salary for the pay period that includes the date on which Employee signs this Agreement and as accounted for in Section 6. Notwithstanding anything in the preceding provisions of this Section 17 to the contrary, the parties expressly acknowledge and agree that this Agreement does not supersede or replace, but instead complements and is in addition to, all equity compensation agreements between Employee and the Company or any of its Affiliates, as well as the October 3, 2022, letter executed between the Parties. This Agreement may be amended only by a written instrument executed by both parties hereto.
18.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.
19.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement to any Affiliate or successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of the Company, if such Affiliate or successor expressly agrees to assume the obligations of the Company hereunder. For the avoidance of doubt, the Company may assign its rights and obligations hereunder to any successor or any of its Affiliates (including to Enviva Inc. or one of its subsidiaries) including in conjunction with any corporate restructuring, simplification, or reorganization. In the event of any such assignment, the Company’s assignee shall have all rights and obligations of, and shall be deemed to be, the “Company” hereunder.
20.Affiliates. For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract, or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership, or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.
21.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, in each case, to the following address, as applicable:
(1)    If to the Company, addressed to:
Enviva Management Company, LLC
7272 Wisconsin Ave.
Suite 1800
Bethesda, MD 20814
Attention: General Counsel
(2)    If to Employee, addressed to the most recent address the Company has in its employment records for Employee.
22.Counterparts. This Agreement may be executed in any number of counterparts, including “.pdf” or similar electronic format, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
23.Effect of Termination. The provisions of Sections 7(e), 8-13 and 24 and those provisions necessary to interpret and enforce them, shall survive any termination of the employment relationship between Employee and the Company.
24.Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, and 11 and shall be entitled to enforce such obligations as if a party hereto.
25.Severability. Subject to Section 10(e), if an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or part thereof) of this Agreement, and all other provisions (or part thereof) shall remain in full force and effect.
26.Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, effective for all purposes as provided above.

EMPLOYEE

____________________________________

William H. Schmidt, Jr.

ENVIVA MANAGEMENT COMPANY, LLC

By: __________________________________

    Roxanne B. Klein
Executive Vice President and Chief Human Administrative and People Officer

Signature Page to
Seventh Amended and Restated
Employment Agreement
(William Schmidt)

EXHIBIT A
FORM OF RELEASE AGREEMENT
This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Sixth Amended and Restated Employment Agreement (the “Employment Agreement”) dated as of May 1, 2023, by and between William H. Schmidt, Jr. (“Employee”) and Enviva Management Company, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.
(a)For good and valuable consideration, including the Company’s provision of certain severance payments (or a portion thereof) to Employee in accordance with Section 6 of the Employment Agreement, Employee hereby releases, discharges, and forever acquits (A) the Company, its subsidiaries and all of its other Affiliates, (B) Enviva Inc., its subsidiaries, and all of its other Affiliates, and (C) the past, present, and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors, and assigns of the entities specified in clauses (A) and (B) above, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including, without limitation, (1) any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state, or local anti-discrimination law; (xii) any federal, state, or local wage and hour law; (xiii) any other local, state, or federal law, regulation, or ordinance; and (xiv) any public policy, contract, tort, or common law claim; (2) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (3) any and all rights, benefits, or claims Employee may have under any employment contract, incentive compensation plan, or equity incentive plan with any Company Party or to any ownership interest in any Company Party except as expressly provided: (I) in Section 6(f)(ii) of the Employment Agreement; and (II) pursuant to the terms of any equity compensation agreement between Employee and a Company Party (including any Award Agreement (as defined in the LTIP) relating to an award granted to Employee pursuant to the LTIP), and (4) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim that arises after the date Employee signs this Agreement, (b) any claim to vested benefits under an employee benefit plan or equity compensation plan, or (c) any claims for contractual payments under Section 5(a) or Section 6(f)(ii) of the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, Financial Industry Regulatory Authority (FINRA), or any other federal, state, or local governmental agency, authority, or commission (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by any Governmental Agency. Employee understands that this Agreement does not limit Employee’s ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency (including by providing documents or other information to a Governmental
    EXHIBIT A-1

Agency) without notice to the Company or any other Company Party. This Agreement does not limit Employee’s right to receive an award from a Governmental Agency for information provided to a Governmental Agency. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)Employee agrees not to bring or join any lawsuit or arbitration proceeding against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
(c)By executing and delivering this Agreement, Employee acknowledges that:
(i)Employee has carefully read this Agreement;
(ii)Employee has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [to be added if 45 days applies: , and Employee acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which Employee’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];
(iii)Employee has been advised, and hereby is advised in writing, that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so;
(iv)Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement knowingly, voluntarily, and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement; and
(v)With the exception of any sums that Employee may be owed pursuant to Sections 3 or 6 of the Employment Agreement, Employee has been paid all wages and other compensation to which Employee is entitled under the Agreement and received all leaves (paid and unpaid) to which Employee was entitled during the period of Employee’s employment with the Company.
Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., New York, New York time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this _____ day of __________, ____.

William H. Schmidt, Jr.
    EXHIBIT A-2